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Exhibit 4.1

                            FLEETCLEAN SYSTEMS, INC.
            CERTIFICATE OF DESIGNATION OF THE RIGHTS AND PREFERENCES
                  OF THE SERIES A CONVERTIBLE PREFERRED STOCK

1. The name of the corporation is Fleetclean Systems, Inc., a Texas corporation.

2. The text of the Board Resolution establishing and designating the Series A Convertible Preferred Stock is set forth below.

WHEREAS, the Amended and Restated Articles of Incorporation of Fleetclean Systems, Inc., a Texas corporation, authorizes 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and provides that the Corporation may issue such shares of Preferred Stock from time to time in one or more classes or series, each of which class or series shall have such voting powers, designations rights and preferences as shall be stated in a resolution adopted by the Board of Directors in accordance with the laws of the State of Texas; and

WHEREAS the Board of Directors, acting pursuant to its authority under the Amended and Restated Articles of Incorporation and laws of the State of Texas, desires to create the Series A Convertible Preferred Stock as set for more fully below;

WHEREAS it is in the best interest of the Corporation to prepare a Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock for filing with the Texas Secretary of State to set forth the rights and preferences of the Series A Convertible Preferred Stock;

WHEREAS, the Corporation does hereby certify that pursuant to the authority contained in its Amended and Restated Articles of Incorporation, and in accordance with the provisions of the applicable laws of Texas, the Corporation's directors have duly adopted the following resolutions determining the Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as the Series A Convertible Preferred Stock; and

WHEREAS, to accommodate the Corporation's desire to offer shares of its preferred stock to increase its equity capital, the Corporation has designated a special class of its preferred stock, as follows:

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the directors of this Corporation by its Amended and Restated Articles of Incorporation, a special class of preferred stock of the Corporation be and are hereby created out of the 5,000,000 shares of preferred stock, $.01 par value, available for issuance, such series to be designed as Series A Convertible Preferred Stock, consisting of Two Million Five Hundred Thousand (2,500,000) shares, of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Articles of Incorporation), shall be as stated below:


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The powers, preferences and rights granted to the Series A Convertible Preferred
Stock or the holders thereof are as follows:

1. DESIGNATION AND RANK. The series of Preferred Stock shall be designated the "Series A Convertible Preferred Stock" (the "Series A") and shall consist of Two Million Five Hundred Thousand (2,500,000) shares. The Series A and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock." The Series A shall have a par value of $.01 per share and shall be senior to the Corporation's Common Stock and all other shares of Preferred Stock that may be later authorized.

2. VOTING RIGHTS. Except as otherwise required by law, the holders of Series A and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each share of Series A shall have twenty (20) votes on all matter in which the Common Stockholders and Preferred Stockholders shall vote together as a group on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Common Stock shall have one vote per share of Common Stock held as of such date.

3. DIVIDEND RATE AND RIGHTS. Holders of the Series A shall be entitled to receive Common Stock dividends or other distributions when, as, and if declared by the directors of the Corporation, with the holders of the Common Stock on an as converted basis.

4. CONVERSION INTO COMMON STOCK.

         RIGHT TO CONVERT. Each share of Series A shall be convertible, at the option of the holder thereof and subject to notice requirements of the following paragraph, at any time after the date of issuance of such share into eighteen point six seven six three four seven (18.676347) shares of fully paid and non-assessable shares of Common Stock. The Series A Conversion Ratio shall not be subject to adjustment or effected by any split (forward or reverse) of the Corporation's Common Stock.

         NOTICE OF CONVERSION. Each Series A stockholder who desires to convert into the Corporation's Common Stock must provide a 65 day written notice to the Corporation of intent to convert one or more shares of Series A into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert. It is the purpose and intent of this provision to allow any Series A stockholder adequate time to comply with any reporting obligations under applicable securities laws.


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         MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the next whole share of Common Stock. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A to be converted.

         COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A. It is expressly understood that at the time of this resolution that the Corporation does not have sufficient authorized, but unissued Common Stock in reserve and that an amendment to the Corporation's Articles will be required before the Corporation can comply with this provision.

5. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

The holders of the Series A shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $.58 per share with respect to each share of Series A, plus all declared but unpaid dividends with respect to such share.

If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

For purposes of this Section, and unless a majority of the holders of the Series A affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.


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If any of the assets of the Corporation are to be distributed other than in cash under this Section, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

6. COVENANTS. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A, do any of the following:

take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock; make fundamental changes to the business of the Corporation;

7. REISSUANCE. No share or shares of Series A acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

8. ELECTION OF DIRECTORS. The holders of Series A and Common Stock voting together as a class shall be entitled to elect one (1) director comprising the Corporation's Board of Directors (and to fill any vacancies with respect thereto).

The undersigned being the President of the Corporation hereby declares under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock of Fleetclean Systems, Inc. duly adopted by all necessary action by the Board of Directors of the Corporation on May 12, 2004.

Dated: May 17, 2004

                                        Fleetclean Systems, Inc.



                                        By: /S/ KENNETH A. PHILLIPS
                                            --------------------------------
                                            Name: Kenneth A. Phillips
                                            Title:  President
State of Texas
County of Liberty


On May 17, 2004 personally appeared before me, a Notary Public, Kenneth A. Phillips who acknowledged that he executed the above document.


                                                     /S/ PATTY WILLIAMSON
                                                     --------------------
                                                     Notary Public